Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 1, 2006, with respect to the consolidated financial statements of Jacuzzi Brands, Inc. included in the Registration Statement (Form S-4) and related Prospectus of RBS Global, Inc. for the registration of $485,000,000 9 1/2% Senior Notes due 2014 and $300,000,000 11 3/4% Senior Subordinated Notes due 2016.

/s/ Ernst & Young LLP

Certified Public Accountants

West Palm Beach, Florida

January 12, 2007